HomeStreet Appoints Financial Services Veteran Timothy Chrisman to Board of Directors

SEATTLE - July 21, 2014 - HomeStreet, Inc. (NASDAQ:HMST) (the “Company” or “HomeStreet”), the parent company of HomeStreet Bank (the “Bank”), has appointed Timothy R. Chrisman to fill a newly created vacancy on the board of directors of the Company. In addition, the board of directors of the Bank appointed Mr. Chrisman to fill an existing vacancy on its board. Chrisman is the founding partner and chief executive officer of Chrisman & Company, a Los Angeles-based executive search firm focusing on senior executive staff and directors for the financial services industry.

Chrisman is immediate past-chairman of BANC of California, Inc. (NASDAQ: BANC) and has served as a director and chairman of the board of several other institutions. He recently completed a 10-year term as a director of the board of the Federal Home Loan Bank of San Francisco, eight years as chairman of the board. Chrisman also served for more than 20 years as a national director and vice chairman of Operation HOPE, a nonprofit social investment bank and a national provider of financial literacy and economic empowerment programs. Since 2008, he has been a senior advisor to the investment banking firm, FIG Partners LLC.

“Chrisman is a highly qualified individual with an extensive background in all aspects of the financial services industry,” said HomeStreet CEO Mark K. Mason. “His leadership and experience span more than four decades, and we are fortunate to add his strengths and expertise to our Company.”

Chrisman will serve on the Human Resources and Corporate Governance (HRGC) Committees of the Company and the Bank and the Finance Committee of the Bank.

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About HomeStreet, Inc.

HomeStreet, Inc. (NASDAQ:HMST) is a diversified financial services company headquartered in Seattle, Washington, and the holding company for HomeStreet Bank, a state-chartered, FDIC-insured savings bank. HomeStreet Bank offers consumer and business banking, mortgage lending, commercial real estate and residential construction financing, private banking, investment and insurance products and services in the Western United States and Hawaii. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com.

HomeStreet, Inc.
Terri Silver, VP, Investor Relations & Corporate Communications
206-389-6306
terri.silver@homestreet.com
http://ir.homestreet.com